As filed with the Securities and Exchange Commission on February 10, 2011

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ARAMARK CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	95-2051630
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

ARAMARK Tower, 1101 Market Street

Philadelphia, Pennsylvania 19107

(Address of Principal Executive Offices)

Amended and Restated ARAMARK Savings Incentive Retirement Plan

(Full Title of the Plan)

The Corporation Trust Company

1209 Orange Street

Wilmington, DE 19801

(Name and Address of Agent For Service)

(302) 658-7581

(Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Harold B. Dichter, Esq.

ARAMARK Corporation

ARAMARK Tower

1101 Market Street

Philadelphia, PA 19107

(215) 238-3000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Savings Incentive Retirement Plan Deferral Obligations (1)	$90,000,000	100%	$90,000,000	$10,449

(1)	The Savings Incentive Retirement Plan Deferral Obligations are unsecured obligations of ARAMARK Corporation to pay deferred compensation in the future in accordance with the terms of the Amended and Restated Savings Incentive Retirement Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by ARAMARK Corporation (the “Company” or “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

1.	Our Annual Report on Form 10-K for the fiscal year ended October 1, 2010;

2.	Our Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2010; and

3.	Our Current Reports on Form 8-K filed on October 18, 2010, December 16, 2010 and January 11, 2011.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Experts

The consolidated financial statements and schedule of ARAMARK Corporation and subsidiaries as of October 2, 2009 and October 1, 2010, and for each of the years in the three-year period ended October 1, 2010, have been incorporated by reference herein in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on financial statements of ARAMARK Corporation issued at future dates, and consents to the use of its report thereon, such financial statements also will be incorporated by reference in the registration statement in reliance upon its report and said authority.

The consolidated financial statements of AIM SERVICES Co., Ltd. and subsidiaries as of March 31, 2010 and 2009, and for each of the three years in the period ended March 31, 2010, incorporated in this Registration Statement by reference from the Annual Report on Form 10-K of ARAMARK Corporation and subsidiaries for the year ended October 1, 2010 have been audited by Deloitte Touche Tohmatsu LLC, independent auditors, as stated in their report, which is incorporated herein by reference (which report expresses an unqualified opinion on the consolidated financial statements and includes explanatory paragraphs relating to (1) that accounting principles generally accepted in Japan vary in certain significant respects from accounting principles generally accepted in the United States of America as discussed in Note 15 and (2) that the audits also comprehended the translation of Japanese yen amounts into U.S. dollar amounts and such translation has been made in conformity with the basis stated in Note 1). Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Item 4. Description of Securities.

Under the Amended and Restated Savings Incentive Retirement Plan (the “Plan”), the Company will provide eligible employees of the Company and its affiliates with the opportunity to elect to defer up to 25% of their cash compensation, with interest deemed to accrue on those deferrals. Subject to certain conditions, in general, the Company may make discretionary matching contributions that match a participating employee’s Salary Deferrals under the Plan at a rate of between 25% and 75%. This match will apply to the first 6% of Compensation deferred from each paycheck, up to the IRS limits for 401(k) plan deferrals by employees. A participating employee will “vest” in his matching contributions account after two years of participation in the Plan or its predecessors, as applicable, or three years of service with the Company or any of its parents or subsidiaries.

The obligations of the Company under the Plan, including the matching contributions, (the “Obligations”) will be unsecured general obligations of the Company to pay the compensation deferred in accordance with the terms of the Plan, along with any interest deemed to accrue on the deferrals, and will rank equally with other unsecured and unsubordinated indebtedness of the Company from time to time outstanding. Because the Company conducts many of operations through its subsidiaries, the right of the Company, and hence the right of creditors of the Company (including participants in the Plan) to participate in a distribution of the assets of a subsidiary upon its liquidation or reorganization or otherwise, necessarily is subject to claims of creditors of the subsidiary, except to the extent that claims of the Company itself as a creditor may be recognized.

The amount of compensation to be deferred by each participant (the “Deferral Account”) will be determined in accordance with the Plan based on elections by the participant, with a maximum deferral of up to 25% of such participant’s pre-tax earnings. Each Deferral Account and any vested matching contributions by the Company generally will be payable upon such participant’s termination of employment, unless deferred by the participant. The deemed earnings on the account and any matching contributions generally will be based on the Moody’s Baa Corporate Bond index for the previous month of October. Deferrals begin earning interest as of the date they would otherwise have been paid to the participant. Interest is compounded quarterly.

The board of directors of the Company reserves the right to amend or terminate the Plan at any time, except that, effective on a change in control of the Company, certain limits apply to the ability to amend or terminate the Plan.

The Obligations are not convertible into another security of the Company. The Obligations will not have the benefit of a negative pledge or any other affirmative or negative covenant on the part of the Company. No trustee has been appointed having the authority to take action with respect to the Obligations, and each participant will be responsible for acting independently with respect to, among other things, the giving of notices, responding to any request for consent, waivers, or amendments pertaining to the Obligations, enforcing covenants, and taking action upon a default.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The Delaware General Corporation Law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (unlawful dividends); or

•	for transactions from which the director derived improper personal benefit.

Our amended and restated certificate of incorporation provides that we must indemnify our directors and officers to the fullest extent authorized by the Delaware General Corporation Law. We will also pay expenses incurred in defending any such proceeding in advance of its final disposition upon delivery to us of an undertaking, by or on behalf of an indemnified person, to repay all amounts so advanced if it should be determined ultimately that such person is not entitled to be indemnified under this section or otherwise.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our amended and restated certificate of incorporation, our by laws, agreement, vote of stockholders or disinterested directors or otherwise.

We maintain insurance to protect ourselves and each of our directors, officers and representatives against any such expense, liability or loss, whether or not we would have the power to indemnify him or her against such expense, liability or loss under the Delaware General Corporation Law.

Item 7. Exemption from Registration Claimed.

None.

Item 8. Exhibits

Exhibit Number	Description

4.1	Amended and Restated ARAMARK Savings Incentive Retirement Plan.

5.1	Opinion of Simpson, Thacher & Bartlett LLP.

5.2	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Deloitte Touche Tohmatsu LLC.

23.3	Consent of Simpson, Thacher & Bartlett LLP (contained in Exhibit 5.1).

23.4	Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5.2).

24	Power of Attorney (contained on signature page of this Registration Statement).

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on this 10th day of February, 2011.

ARAMARK CORPORATION

By:	/s/ JOSEPH MUNNELLY
Name:	Joseph Munnelly
Title:	Senior Vice President, Controller and Chief Accounting Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose name appears below hereby appoints Joseph Neubauer, L. Frederick Sutherland, Joseph Munnelly and Harold B. Dichter, and each of them, as his or her true and lawful agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute and cause to be filed with the Securities and Exchange Commission any and all amendments and post-effective amendments to this registration statement, with all exhibits thereto and other documents in connection therewith, and hereby ratifies and confirms all that said attorneys-in-fact and agents or their substitute or substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ JOSEPH NEUBAUER Joseph Neubauer	Chairman, Chief Executive Officer and Director (Principal Executive Officer)	February 10, 2011

/s/ L. FREDERICK SUTHERLAND L. Frederick Sutherland	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer)	February 10, 2011

/s/ JOSEPH MUNNELLY Joseph Munnelly	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	February 10, 2011

/s/ CHRISTOPHER HOLLAND Christopher Holland	Senior Vice President, Treasurer and Director	February 10, 2011

INDEX TO EXHIBITS

Exhibit Number	Description

4.1	Amended and Restated ARAMARK Savings Incentive Retirement Plan.

5.1	Opinion of Simpson, Thacher & Bartlett LLP.

5.2	Opinion of Morgan, Lewis & Bockius LLP.

23.1	Consent of KPMG LLP.

23.2	Consent of Deloitte Touche Tohmatsu LLC.

23.3	Consent of Simpson, Thacher & Bartlett LLP (contained in Exhibit 5.1).

23.4	Consent of Morgan, Lewis & Bockius LLP (contained in Exhibit 5.2).

24	Power of Attorney (contained on signature page of this Registration Statement).